INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
REPORTS $0.34 EARNINGS PER SHARE FOR THE THIRD QUARTER OF 2003

DECLARES QUARTERLY DIVIDEND OF $0.125 PER COMMON SHARE

St. Louis, Missouri, October 22, 2003 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the third quarter and first nine months of 2003, and also announced its first quarterly cash dividend to shareholders since 1988.

Operating Results Third Quarter

Net sales for the third quarter of 2003 were $557.4 million, compared with $563.2 million in the third quarter of 2002, a decrease of 1.0%. Net earnings were $19.3 million as compared to $24.6 million in the third quarter of 2002, a decrease of 21.5%. Diluted net earnings per common share were $0.34 as compared to $0.44 in the third quarter of 2002. The company's previous earnings per share guidance had been in the $0.34 to $0.35 range for the quarter.

Operating Results – Nine Months

Net sales for the first nine months of 2003 were $1,750.9 million, compared with $1,802.2 million in the first nine months of 2002, a decrease of 2.8%. Net earnings were $72.0 million as compared to $89.5 million in the first nine months of 2002, a decrease of 19.6%. Diluted net earnings per common share were $1.28 as compared to $1.59 in the first nine months of 2002.

Management Comments

“The soft business environment the residential furniture industry has been experiencing for three years improved somewhat toward the end of the third quarter of this year,” stated W. G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, “but not early enough in the quarter to positively affect operating results. As a result, both sales and operating profit margins were substantially at the levels we expected them to be when we last announced our guidance in early September.

“We continued to focus on our balance sheet during the third quarter, particularly with a view to reducing our inventories. While this strategy has negatively impacted earnings, it is starting to produce successful results and is positioning the company to achieve rapid profitability improvement once order trends begin a sustainable recovery.

“In part because of our continuing focus on working capital, we had an outstanding quarter in terms of operating cash flow. During the third quarter, we reduced our long-term debt by $40.0 million, we made a $10.0 million cash contribution to our defined benefit pension plan, and we ended the quarter with $27.1 million in cash and cash equivalents on the balance sheet. We are now at our targeted long–term debt level of $303.2 million with a debt–to–book capitalization of 24%. We now have significant flexibility in the use of our operating cash flow.”

Quarterly Dividend

The company also announced today that its Board of Directors, at a special meeting held this afternoon, commenced a cash dividend program with an initial rate of $0.50 per common share on an annual basis. The Board of Directors declared the first quarterly dividend of $0.125 per share on the company’s common stock, payable on November 28, 2003 to shareholders of record on November 3, 2003.

Mr. Holliman commented: “The cash dividend program is another step in the company’s ongoing efforts to increase return on shareholder investment in Furniture Brands and reflects the company’s confidence in its growth opportunities. After 15 years, we’re pleased to have become a dividend payer once again.”

Outlook

Mr. Holliman concluded, “Our order trends since the middle of August have been mixed, but are generally positive. The positive order trends we saw in the second half of August and the first half of September moderated somewhat in late September, but we have seen positive trends in the month of October to date. On an operating basis, we have every reason to believe we will achieve the fourth quarter sales and earnings performance in the range we anticipated.

“However, as we continue to address our cost structure, we have elected to accelerate some manufacturing reorganization efforts we were planning to undertake in 2004 and the disposal of certain assets. While some of the expenses of closing or reorganizing these operations will be incurred and recorded in 2004, we plan to record in the fourth quarter non-cash fixed asset write–downs to reflect our best estimates of realizable value given our faster disposal efforts and the glut of excess manufacturing facilities on the market today. These asset write–downs and reorganizational efforts will impact our fourth quarter results, but it is our hope that we can put the bulk of these efforts behind us and allow our management and our employees to spend 2004 focused on the profitable expansion of our business.

“With this in mind, we currently expect our fourth quarter earnings per share to be in the $0.38 to $0.42 range. This would indicate a full-year expectation in the range of $1.66 to $1.70. As has been our practice, we will provide an update on our fourth quarter expectation in early December.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best–known brand names in the industry — Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland–Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward–looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward–looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward–looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10–Q and 10–K. The company also cautions investors that our forecast for the fourth quarter of 2003 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward–looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the third quarter results at 7:30 a.m. (Central Time) on October 23, 2003. The call can be accessed at www.streetevents.com, or on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Net sales	$557,420	$563,246	$1,750,876	$1,802,218
Costs and expenses:
Cost of operations	407,746	404,899	1,264,802	1,290,727
Selling, general and administrative expenses	102,581	103,552	322,183	322,320
Depreciation and amortization	12,477	12,018	37,995	36,840

Earnings from operations	34,616	42,777	125,896	152,331
Interest expense	4,707	5,388	14,632	16,482
Other income, net	474	911	2,202	2,981

Earnings before income tax expense	30,383	38,300	113,466	138,830
Income tax expense	11,038	13,642	41,505	49,316

Net earnings	$19,345	$24,658	$71,961	$89,514

Net earnings per common share (diluted)	$0.34	$0.44	$1.28	$1.59

Average diluted common shares
outstanding (in thousands)	56,425	56,176	56,197	56,458

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$27,142	$15,074
Receivables, net	381,635	375,050
Inventories	430,025	432,104
Prepaid expenses and other current assets	26,927	27,231
Total current assets	865,729	849,459
Property, plant and equipment, net	323,851	333,371
Intangible assets	355,488	355,488
Other assets	26,428	29,084
	$1,571,496	$1,567,402

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued interest expense	$2,717	$3,018
Accounts payable and other accrued expenses	194,782	194,346
Total current liabilities	197,499	197,364
Long-term debt	303,200	374,800
Other long-term liabilities	122,152	125,723
Shareholder’ equity	948,645	869,515
	$1,571,496	$1,567,402